Exhibit 23.5

Consent of INDEPENDENT AUDITOR

We consent to the use in Carbon Energy Corporation’s Registration Statement on Form S-1 of our report dated April 16, 2018, relating to the statements of revenues and direct operating expenses of certain properties acquired by Carbon California Company, LLC from Seneca Resources Corporation, which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ EKS&H LLLP
EKS&H LLLP

Denver, Colorado
July 2, 2018